Exhibit 99.1
Protalix Announces Oral Presentations at the WORLD Lysosomal Disease Network Symposium
CARMIEL, Israel, January 24, 2011 /PR Newswire/Protalix BioTherapeutics, Inc. (NYSE-AMEX:PLX, TASE:PLX), announced today that clinical data from the switchover trial of taliglucerase alfa in patients with Gaucher disease and preclinical data on the oral enzyme glucocerebrosidase will be presented at the 7th Annual Meeting of the Lysosomal Disease Network: WORLD Symposium 2011 being held February 16-18, 2011 in Las Vegas, Nevada.
Gregory Pastores, M.D., Associate Professor of Neurology and Pediatrics and Director of the Neurogenetics Laboratory at New York University School of Medicine and a study investigator, will deliver an oral presentation, entitled: “Plant Cell Expressed Recombinant Glucocerebrosidase taliglucerase alfa as Therapy for Gaucher Disease in Patients Previously Treated with Imiglucerase,” on Friday, February 18, 2011 at 10:15 AM PT.
Yoseph Shaaltiel, Ph.D., Executive Vice President, Research and Development at Protalix Biotherapeutics, will deliver an oral presentation, entitled: “Oral Delivery of Recombinant Glucocerebrosidase Enzyme Naturally Encapsulated in Carrot Cells,” on Friday, February 18, 2011 at 2:15 PM PT.
The goal of the Lysosomal Disease Network is to provide an interdisciplinary forum to explore and discuss specific areas of interest, research and clinical applicability related to lysosomal diseases. The WORLD symposium is designed to help researchers and clinicians better manage and understand diagnostic options for patients with storage diseases; identify areas requiring additional basic and clinical research, public policy and regulatory attention; and identify the latest findings in the natural history of lysosomal diseases. For additional information on the symposium, please go to www.lysosomaldiseasenetwork.org
About Protalix
Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell based expression system, ProCellEx™. The Company’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner in an environment free of mammalian components and viruses. Protalix’s lead compound taliglucerase alfa, an enzyme replacement therapy for the treatment of Gaucher disease, completed Phase III development. Regulatory applications have been submitted for taliglucerase alfa in the United States, European Union, Brazil and certain other territories. Protalix’s development pipeline also includes: PRX-105, a pegylated recombinant human acetylcholinesterase in development for several therapeutic and prophylactic indications, a biodefense program and an organophosphate-based pesticide treatment program; PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; an orally-delivered glucocerebrosidase enzyme that is naturally encased in carrot cells, also for the treatment of Gaucher disease; and pr-antiTNF, a biosimilar version of etanercept (Enbrel™) for the treatment of rheumatoid arthritis.

Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others, risks relating to: the successful preclinical development of our product candidates; the completion of our clinical trials; the review process of the FDA, the EMEA, other foreign regulatory bodies and other governmental regulatory bodies relating to our product candidates,, including the FDA’s and the EMEA’s review of any filings we make in connection with the treatment protocol for taliglucerase alfa and including the risk that regulatory authorities may find that the data from our clinical trials and other studies is insufficient for regulatory approval; delays in the FDA’s, the EMEA’s or other health regulatory authorities’ approval of any applications we file for any of our product candidates or refusals to approve such filings, including the NDA we filed with the FDA for taliglucerase alfa for the treatment of Gaucher disease; refusals by such regulatory authorities to approve the marketing and sale of a drug product even after acceptance of an application we file for any such drug product; and other factors described in our filings with the Securities and Exchange Commission. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced or late-stage clinical trials, even after obtaining promising earlier trial results or in preliminary findings for such clinical trials. Further, even if favorable testing data is generated from clinical trials of drug products, the FDA, EMEA or any other foreign regulatory authority may not accept or approve an NDA filed by a pharmaceutical or biotechnology company for such drug product. Failure to obtain marketing approval from the FDA, EMEA or any other foreign regulatory authority of any of our drug candidates in a timely manner, if at all, will severely undermine our business and results of operations by reducing our potential marketable products and our ability to generate corresponding product revenues. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.
Investor Contact
Marcy Nanus
The Trout Group, LLC
Telephone: 646-378-2927
Email: mnanus@troutgroup.com